Exhibit 99

5929 Baker Road, Suite 475 Minneapolis, MN 55345	Phone: 952.564.3500 Fax: 952.974.7887
Wireless Ronin Elects Michael Howe and Ozarslan Tangun to its Board of Directors
MINNEAPOLIS — June 28, 2011 — Wireless Ronin Technologies, Inc. (NASDAQ: RNIN), a Minneapolis-based marketing technologies provider, announced today that Michael C. Howe and Ozarslan (“Oz”) A. Tangun have been elected to the Wireless Ronin Board of Directors effective July 1, 2011.
“We are enthusiastic to have Michael and Oz serve on the Wireless Ronin Board of Directors,” said Stephen F. Birke, Chairman. “We look forward to leveraging their combined experience and believe they will both help shape and advance our strategic direction.”
Michael Howe, with experience in organizations such as Procter & Gamble, KFC, Arby’s, and MinuteClinic, brings the perspective of a “consumerist” to the organizations he supports. As president and chief executive officer of Arby’s from 1999 to 2004, Mr. Howe successfully led the organization through a challenging turnaround, producing 17 consecutive quarters of same store sales increases driving average unit volume up more than 28 percent. From 2005 to 2008, Mr. Howe served as chief executive officer of MinuteClinic taking the company from 19 clinics in two markets to more than 525 health care centers in 27 states, resulting in a sale of the company to CVS/Caremark. Through Howe Associates Inc., Mr. Howe has played a key role with Wireless Ronin’s management team to develop the Company’s “Marketing Technologies” strategy.
Ozarslan Tangun founded Patara Capital Management, LP, an investment management firm focused on small cap companies. Mr. Tangun directs all aspects of the fund’s portfolio management and investment process, advising companies on issues related to increasing long-term sustainable profitability, turnarounds, acquisitions, raising and allocating capital, and overall shareholder value enhancement strategies. Mr. Tangun has also recently served on the board of directors of two public companies, a leading enterprise-class communications solutions company serving Fortune 1000 companies, and a leading hearing care retailer. Prior to founding Patara Capital, Mr. Tangun worked for Southwest Securities from 1995 to 2006.
The Company also announced that Geoffrey J. Obeney and Brett A. Shockley will be stepping down from the Wireless Ronin Board of Directors effective June 30, 2011.
“On behalf of the Board of Directors and the Company, I would like to thank both Geoff and Brett for their years of service and dedication to Wireless Ronin,” said Mr. Birke. “We wish them both the very best.”

5929 Baker Road, Suite 475 Minneapolis, MN 55345	Phone: 952.564.3500 Fax: 952.974.7887
About Wireless Ronin Technologies
Wireless Ronin Technologies (WRT) (www.wirelessronin.com) is a marketing technologies company with leading expertise in current and emerging digital media solutions, including signage, interactive kiosks, mobile, social media and web, that enable clients to transform how they engage with their customers. WRT provides marketing technology solutions and services to clients, helping increase revenue and/or improve operating efficiencies in the execution of marketing initiatives. Since the initial launch of RoninCast® digital signage software in 2003, WRT has taken a leadership position in the digital signage industry by committing to bringing leading edge technology, services and support to its clients. WRT offers an array of services to support its clients marketing technology needs including consulting, creative development, project management, installation, training, and support and hosting. The company’s common stock trades on the NASDAQ Capital Market under the symbol “RNIN”. Follow us on http://twitter.com/#!/wirelessronin. Like us on Facebook under Wireless Ronin Technologies, Inc.
•	Investor Contact
Darin P. McAreavey
Senior Vice President and Chief Financial Officer
dmcareavey@wirelessronin.com
952.564.3525
Media Contact
Erin E. Haugerud
Manager of Communications and Investor Relations
ehaugerud@wirelessronin.com
952.564.3535
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